Exhibit 99.1
Congratulations, Timothy!

We’re happy to share that Timothy Young, our current SVP and GM of Core Dropbox, is being promoted to the new role of President, continuing to report to Drew Houston, our Co-Founder and CEO. In his new role, Timothy will oversee more of the day-to-day business operations, including our product, engineering, design, and go-to-market teams.

This is an important step for Dropbox. In the 13 years since our founding, the company has gone from a private start-up with a vision to replace thumb drives in the cloud, to a global public company transforming the way we work. More than 500,000 business teams use Dropbox to get their work done, and we have over 15 million paying users. While we’ve been operating at scale for years, this year has been an especially critical one. No one could have predicted the sudden shift to distributed work due to the COVID-19 pandemic, and more than ever, our customers have relied on us to help them with the transition to remote work. Most recently, we announced a new strategy for our company to become Virtual First, helping us design and build even better products for this new world. We believe this new leadership structure will allow us to work as a more nimble, cohesive team to reimagine the experience of distributed work for our customers.

Timothy is a proven, senior leader who has the right experience for the role. Prior to Dropbox, he founded and ran multiple successful companies including Socialcast, an enterprise collaboration platform acquired by VMware. He then went on to help scale VMware’s mobile and end-user computing teams to 1,000+ people globally.

In his time at Dropbox, Timothy’s commitment to our customers, passion for the company and our products, and deep connection to our mission have made him a trusted leader and close partner to Drew. He’s an excellent technologist and a passionate entrepreneur, with a sophisticated understanding of our business and industry landscape. We believe this new structure will ensure alignment across these newly combined organizations and speed up decision-making and execution across the company, enabling Drew to focus more of his time on long-term strategy and innovation. Most importantly, creating closer collaboration among these teams will result in even better products and experiences for our customers.

In his new role, Timothy will oversee the teams that focus on what we build, how we build, and how we take it to market. As a result, our COO Olivia Nottebohm, and the go-to-market teams she oversees, will begin reporting into him. In addition, our CTO and SVP Platform, Bharat Mediratta, has decided to leave the company. In his time here, he’s been an impactful leader who has helped define our platform strategy for the future, which will enable us to grow our ecosystem and product portfolio more seamlessly. We thank him for his meaningful contributions and wish him the very best in his next chapter. Bharat will stay on to support the transition until December.

Our opportunity has never been bigger to solve new problems for our customers. We’re excited for Timothy’s new role, and look forward to continuing on our mission to design a more enlightened way of working.